Exhibit 10.1

Execution Copy

AMENDMENT

TO THE

SHAREHOLDERS AGREEMENT

THIS AMENDMENT TO THE SHAREHOLDERS AGREEMENT (this “Amendment”) is made and entered into as of 19 June, 2009. Capitalized terms used in this Amendment, and not defined herein, shall have the meanings ascribed to such terms in the Shareholders Agreement, dated June 24, 2008, by and between the Qatar Investment Authority (the “QIA”) and NYSE Euronext (“NYSE Euronext”) (the “Shareholders Agreement”).

ARTICLE I

RECITALS

WHEREAS, QIA and NYSE Euronext are Parties to the Shareholders Agreement;

WHEREAS, Euronext N.V. and Qatar Holding LLC shall become a Party to the Shareholders Agreement pursuant to a Deed of Adherence to be signed as of the date hereof;

WHEREAS, Qatar Exchange Company (Q.S.C.), an “Article 68-Company” under the Commercial Companies Law of Qatar having its principal place of business at Grand Hamad Street, Doha, State of Qatar, shall become a Party to the Shareholders Agreement pursuant to a Joinder to be signed as of the date hereof;

WHEREAS, QIA and NYSE Euronext (together, the “Parties”) wish to amend certain portions of the Shareholders Agreement; and

WHEREAS, Clause 15.3 of the Shareholders Agreement states that the Shareholders Agreement “may be modified, amended or changed in any respect only if in writing and duly signed by the Parties against whom such modification, amendment or change is sought, and in the event of any doubt against whom such modification, amendment or change is sought, by all Parties”;

1.1	NOW, THEREFORE, in consideration of the premises, covenants and agreements contained in the Shareholders Agreement and this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree to amend certain portions of the Shareholders Agreement as follows:

ARTICLE II

AMENDMENTS

Section 2.1. At the end of Recital D the following sentence shall be added:

“following the Signing Date, the Parties have agreed that the investment of NYSE Euronext shall amount to 20% of the outstanding share capital of the Company instead of 25%;”,

and Recital G of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Recital G:

“whereas QIA, the Company and NYSE Euronext and its Affiliates have agreed to negotiate in good faith and to enter into a definitive Subscription Agreement (hereafter, the “Subscription Agreement”), Services Agreement (hereafter, the “Services Agreement”) and Managed Services Agreement (hereafter, the “Managed Services Agreement”), IT Services Agreement (hereafter, the “IT Services Agreement”), Software License Agreement (hereafter, the “Software License Agreement”), Software Maintenance Agreement (hereafter, the “Software Maintenance Agreement”), Software Escrow Agreement (hereafter, the “Software Escrow Agreement”) and Parent Company Guarantee (hereafter, the “Parent Company Guarantee” and, together with the Managed Services Agreement, the IT Services Agreement, the Software License Agreement, the Software Maintenance Agreement and the Software Escrow Agreement, hereafter the “Technology Agreements”), prepared in accordance with, respectively, the Subscription Term Sheet, the Services Term Sheet and the IT Term Sheet and such other terms as the Parties may agree;”

Section 2.2. After the definition of “Confidential Information”, the following new definition shall be inserted:

“Deferred Instalment” shall have the meaning as set forth in the Subscription Agreement.”

The definition of “Equity Investment” in Clause 1.1 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new definition:

““Equity Investment” means, in relation to NYSE Euronext, the total amount of the Subscription Price as defined in the Subscription Agreement and, at the time such amount is measured, any such other contribution which NYSE Euronext may have made to the equity capital of the Company in accordance with this Agreement after Closing; provided, that, to the extent that NYSE Euronext or its Affiliates shall be released from the payment of any then outstanding Deferred Instalments (as defined in the Subscription Agreement) following completion of a Drag Along Sale, only the portions of the Subscription Price already paid in accordance with the Subscription Agreement at the time such amount is measured shall be treated as if contributed for purposes of the foregoing;”

Section 2.3. The definition of “Material Adverse Change of Qatari Law”, “Material Adverse Change of Non-Qatari Law” and “Special Arrangement” are hereby deleted in their entirety from Clause 1.1 of the Shareholders Agreement.

Section 2.4. The definition of “Minority Protection Rights” in Clause 1.1 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new definition:

““Minority Protection Rights” has the meaning ascribed to it in Clause 8.11;”

Section 2.5. The following new defined terms are hereby added to Clause 1.1 of the Shareholders Agreement:

“Non-Qatari Securities Law” means statutes, laws, ordinances, regulations, rules, codes, orders, principles of common law, injunctions, decrees, or final, binding judgments, enacted, promulgated, issued, enforced or entered by any competent governmental or supranational authority or other competent body or entity exercising governmental functions (including self-regulatory organizations) or any court or tribunal (with respect to any actions taken by any court or tribunal, to the extent such actions have the force of law), in each case relating to securities, derivatives, financial instruments, commodities futures, or financial services in jurisdictions outside of the State of Qatar where NYSE Euronext or any of its Subsidiaries or Affiliates operates authorised exchanges or markets or is subject to a material regulation with respect to the foregoing.”

“Qatari Securities Law” means statutes, laws, ordinances, regulations, rules, codes, orders, principles of common law, injunctions, decrees, or final, binding judgments, enacted, promulgated, issued, enforced or entered by any competent governmental or supranational authority or other competent body or entity exercising governmental functions (including self-regulatory organizations), or any court or tribunal (with respect to any actions taken by any court or tribunal, to the extent such actions have the force of law), in each case relating to securities, derivatives, financial instruments, commodities futures, or financial services within the State of Qatar.”

Section 2.6. The definition of “Opening Balance Sheet” in Clause 1.1 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following definition:

“Opening Balance Sheet” means a pro forma interim balance sheet of the Company as of 1 April, 2009 prepared on the assumption of a transfer of the DSM business to the Company on such date, related to which the Company’s auditors have issued a “reporting Accountants Report” in accordance with ISAE No. 3400;”

and a new definition is inserted as follows:

“Transfer Balance Sheet” means an interim balance sheet of DSM as of March 31, 2009, which has been audited by DSM’s auditors;”

Section 2.7. All references in the Shareholders Agreement to the “Technology Agreement” shall be replaced by the words “Technology Agreements”.

Section 2.8. Clause 2.4 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 2.4:

“QIA undertakes: (a) to organize the Company prior to Closing as an “Article 68 Company” with Articles of Association, which shall not contain provisions that contradict the terms of this Agreement; (b) to contribute or cause to be contributed in kind the Business of DSM to the Company by way of a Resolution of the Minister of Economy and Finance as contemplated by Qatar Law No (33) of 2005 (as amended) and to enter into a business transfer agreement between DSM and the Company or otherwise cause the Company to own such business and (c) to provide (i) the Transfer Balance Sheet and the Opening Balance Sheet and (ii) a profit and loss statement covering the period between 31st December 2008 and the date of the Transfer Balance Sheet.”

Section 2.9. References to “Subscription Term Sheet” in Clauses 2.5 and 2.7.1(a)(1)(vii) of the Shareholders Agreement shall be replaced by the words “Subscription Agreement”.

Section 2.10. References to “Subscription Term Sheet” in Clauses 2.7.1(a)(2) and 2.7.1(b)(2) shall be deleted.

Section 2.11. Clause 2.7.1(a)(4) of the Shareholders Agreement is hereby deleted in its entirety.

Section 2.12. Clause 2.7.1(b)(1)(iv) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 2.7.1(b)(1)(iv):

(i) “(iv)	one or more legal opinions or memoranda reasonably satisfactory to QIA concerning the extraterritorial application of Non-Qatari Securities Law to QIA or the Company or any of its Subsidiaries or any companies listed or traded on the Cash Equities Market or any firms which are members of or have trading privileges on the Cash Equities Market or on the Derivatives Market as of the date of the opinion (in the case of such companies and firms, with regard to or arising out of their activities or listing in Qatar).”

Section 2.13. Clause 2.7.1(b)(4) of the Shareholders Agreement is hereby deleted in its entirety.

Section 2.14. Clause 3.2.3 of the Shareholders Agreement is hereby amended such that the reference to Clause “8.1.5” is replaced with “8.1.4”.

Section 2.15. Clause 4.1.3 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 4.1.3:

“(a) The Parties shall use reasonable efforts to submit to the Board for approval an initial Business Plan and an Annual Budget as soon as practical following the date hereof. The initial Business Plan will be based upon the Original DSM Business Plan, revised inter alia to reflect the inclusion of the Derivatives Exchange, the plan to migrate from the technology currently used by the Cash Equities Exchange to the technology contemplated by the Technology Agreements pursuant to the terms thereof, and other updated information. In addition, each of the Parties agrees that the process for the creation of the Derivatives Exchange shall commence at the latest within the period of two (2) years immediately following the Effective Date on a date to be determined by the Board and, for the avoidance of doubt, such decision shall be a Supermajority Issue. In connection therewith, the CEO shall be directed promptly following the Effective Date to develop and present to the Board for approval a suitable proposal for the development of the Derivatives Exchange (a “Derivatives Proposal”), which shall include (i) the most appropriate time for the Company to launch the Derivatives Exchange and authorize transactions on it; (ii) the detailed nature of the Derivatives Exchange to be established, including technology solutions and (iii) the development schedule, which schedule shall include specified milestones and outside dates for completion, for the development and implementation of the

Derivatives Exchange (the “Derivatives Development Schedule”). In developing the Derivatives Development Schedule, the CEO shall take into consideration the results of the consulting services performed by NYSE Euronext as provided for in Clause 4.2.3 below and (amongst other things) market conditions (current and prospective), competitive pressures, and the business opportunities as defined in the Business Plan. The Board’s authorisation shall include details of the necessary amendments, adjustments or modifications (including all potential universal trading platform solutions) to be made to the draft Derivatives Exchange work orders and draft Derivatives statements of work (as attached hereto as Exhibit 4.1.3) in existence on the Effective Date so as to give effect to the authorization, such amendments, adjustments or modifications to be discussed in good faith between the Parties. Each Party agrees that it shall (in so far as it is lawfully able to do so) take all such action as it is reasonably able to take, and agrees to work in good faith and assist and co-operate with one another, to enable the Board to consider and make a decision with respect to a Derivatives Proposal as set forth herein.

(b) In the event that no Derivatives Proposal has been approved by the Board within such two (2) year period following the Effective Date, the Board shall within a further 10 month period decide when and in what manner to pursue the creation of a Derivatives Exchange and the appropriate amendments, adjustments or revisions to be made to the draft work orders as attached hereto as Exhibit 4.1.3. If by the end of such further 10 (ten) month period there is no Board-approved Derivatives Proposal, as the result of a disagreement amongst the Parties or members of the Board, such matter may, at the election of either Party in writing to the other Party, be submitted for resolution in accordance with Clause 16.2 (limited to the first five sentences). In the event such dispute is elevated to the Shareholders’ CEOs and the Shareholders’ CEOs are not able to resolve such dispute within the period provided for resolution by the Shareholders’ CEOs pursuant to Clause 16.2, including at their choice after submitting such matter to a mediator, then the provisions of this Agreement shall be deemed to be automatically amended to exclude any obligations relating to the Derivatives Exchange following the separation of the Derivatives Exchange from the Company and the provisions of Clause 7.5 shall no longer apply to the Parties with respect to the conduct of the operation of a derivatives exchange and related services, and NYSE Euronext shall be entitled to elect, which such election must be made during the fifteen (15) day period following the expiration of the period provided pursuant to Clause 16.2, at its choice to either:

(i)

pay to the Company, within five (5) days following such election, the Deferred Instalment due on the third anniversary of the Closing, in which case NYSE Euronext shall be required to pay the Deferred Instalment due on the fourth anniversary of the Closing one year following the payment of the Deferred Instalment due on the third anniversary of the Closing, and the rights and obligations of NYSE Euronext under this Agreement and the Subscription Agreement shall remain in effect unchanged except as provided in this Clause 4.1.3 with respect to Clause 7.5;

(ii)	be relieved of its obligations to pay the Deferred Instalments due on the third and fourth anniversaries of the Closing and to exercise a Buy-Out Right (the “Derivatives Buy-Out Right”) as provided in Clause 12.1.1 (viii)

(c)	In case the Shareholders’ CEOs agree either to proceed or not to proceed with the Derivatives Market, the fourth Deferred Instalment shall be due within five (5) days following such decision and the fifth Deferred Instalment shall be due on its due date as provided in the Subscription Agreement.

(d)	The initial Annual Budget will be developed in connection with and based upon the initial Business Plan. For the purpose of developing the initial Annual Budget and the initial Business Plan, the Parties will set up a working committee to immediately start developing them after Signing. In case Closing occurs, the Company shall bear reasonable costs and expenses triggered by such working committee and the Shareholders shall contribute thereto pro rata in accordance to their initial shareholding, in case Closing does not occur, each Party shall bear its owns costs created by such working committee. The Parties shall also establish such other working committees as shall be needed.”

Section 2.16. Clause 4.1.4 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 4.1.4:

“In the event the Board does not approve the initial Business Plan and Annual Budget within sixty (60) calendar days following the Effective Date as the result of a disagreement amongst the Parties or members of the Board, such matter shall immediately be submitted for resolution in accordance with Clause 16.2.”

Section 2.17. Clause 4.2.3 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 4.2.3:

“Each of the Parties further agrees that in connection with the creation of the Derivatives Exchange, the Company and NYSE Euronext shall cooperate to confirm, refine, modify or adjust any technology or business consulting services to be provided by NYSE Euronext to the Company with respect to the Derivatives Exchange based on either those draft work orders under the

Services Agreement and draft derivatives statements of work under the Information Technology Services Agreement relating thereto, attached hereto as Exhibit 4.1.3, subject in all cases to the provisions of Clause 4.1.3. Commencing at the Closing, NYSE Euronext shall provide appropriate consulting services involving at maximum three to four persons providing services under the Services Agreement to the Company with respect to the Derivatives Exchange as shall be agreed to by the Parties at or about the Closing. In furtherance of the foregoing, each of the Parties acknowledges and agrees that in the event a Shareholder fails to (a) fund a capital call contemplated by Clause 4.2.2 or (b) following the approval by the Board of the Derivatives Development Schedule, otherwise support the development and implementation of the Derivatives Exchange such that the material milestones set forth in the Derivatives Development Schedule are achieved substantially on the terms and at the dates contemplated therein, in each case such failure will be deemed to be a material breach of this Agreement by such Shareholder. In such event, either Party shall be entitled to start the escalation procedure provided for in the first five sentences of Clause 16.2. In the event that the escalation procedure is started and there has been no resolution of the matter within the period provided for resolution by the Shareholder CEOs pursuant to Clause 16.2, then if the Shareholder fails to comply with clause (a) as to the Derivatives Exchange, or Clause (b) above in a material manner, the non-breaching Shareholder shall have the right to exercise the Call Right or Buy-Out Right, as applicable. Alternatively, in the event of a failure to fund a capital call relating to the Derivatives Exchange or in case of a failure to comply with clause (b) above in a material manner, the non-breaching Shareholder is QIA, QIA shall have the right (the “Derivatives Separation Right”), exercisable in its sole discretion, to separate the Derivatives Exchange from the Company and own and operate the Derivatives Exchange, either alone or in conjunction with one or more other persons, separately from the Company and without the participation of NYSE Euronext. In the event of the exercise of the Derivatives Separation Right, the Parties shall take, or cause to be taken, all action to do, or cause to be done, and assist and co-operate with one another in doing, all things necessary, proper or advisable (including voting and/or instructing the member(s) of the Board) to consummate the separation of the Derivatives Exchange from the Company on a tax efficient basis. The provisions of this Agreement shall be deemed to be automatically amended to exclude any obligations relating to the Derivatives Exchange following the separation of the Derivatives Exchange from the Company in the event of the exercise of a Derivatives Separation Right; provided, that notwithstanding the foregoing, in the event of the exercise of the Derivatives Separation Right by QIA, NYSE Euronext and its Affiliates shall remain subject to the provisions of Clause 7.5 with respect to the Derivatives Exchange as if the Derivatives Exchange had remained as part of the business and assets of the Company for twelve (12) months after the exercise of the Derivatives Separation Right. In the event of a failure to fund a capital call relating to the Derivatives

Exchange or in case of a failure to comply with clause (b) above in a material manner, if the non-breaching Shareholder is NYSE Euronext, and NYSE Euronext did not elect the Buy-Out Right, the provisions of this Agreement shall be deemed to be automatically amended to exclude any obligations relating to the Derivatives Exchange and Clause 7.5 shall no longer apply to the Parties with respect to the conduct of the operation of a derivatives exchange and related services.”

Section 2.18. Clause 5 shall be deleted in its entirety and replaced with the following Clause 5:

“5.1.	The dividend policy of the Company shall follow the principle that the equity of the Company, after being increased by way of the cash contribution by NYSE Euronext (including the capital/ legal reserves constituted by a share premium paid by NYSE Euronext in accordance with the Subscription Agreement), shall not be used for distribution. The Company may distribute profits only when not needed, in particular to cover further investments including the building up of the infrastructure of the Cash Equities Exchange and the Derivatives Exchange in accordance with the Annual Budget, the Business Plan and the Derivatives Development Schedule.

5.2.

In the event of a payment of dividends or a repayment of capital / legal reserves, prior to payment by NYSE Euronext of all of the Deferred Instalments pursuant to the Subscription Agreement, NYSE Euronext shall only be paid a proportion of the relevant dividend or repayment payable to the Investor (but for this Clause 5.2) equal to the proportion of the Subscription Price, as defined in the Subscription Agreement, which the Investor has paid at such time. The balance of the relevant dividend or repayment that would have been payable to the Investor but for this Clause 5.2 shall be deposited by the Company into an escrow account (the “Escrow Account”) established with a bank reasonably acceptable to the Company and NYSE Euronext, with the Escrow governed by an escrow agreement with the terms reasonably satisfactory to QIA and NYSE Euronext. On each occasion when the Investor pays a Deferred Instalment, the Company shall instruct the escrow agent to pay to the Investor out of the Escrow Account an amount such that, following such payment, the Investor shall (in respect of dividends and repayments paid by the Company up to that time) have been paid a proportion of all such dividends or repayments payable to the Investor (but for this Clause 5.2) equal to the proportion of the Subscription Price which the Investor has paid at such time. For the avoidance of doubt, upon completion of the exercise of a Call Right or a Buy-Out Right in accordance with Clause 12 below, the full amount of retained dividends shall be paid out to NYSE Euronext, provided, that, in the event of the exercise of a Derivatives Buy-Out

Right in accordance with Clause 12.1.1 (viii), none of the retained dividends shall be paid out to NYSE Euronext, but instead shall be paid to QIA.”

Section 2.19. The following new Clause 6.4 shall be added:

“6.4.	The sole remedy that any Party may seek for a breach of any of the foregoing representations and warranties in Clauses 6.1 and 6.2 shall be pursuant to the indemnification provisions of Article 5 of the Subscription Agreement save that:

6.4.1. The limitation set out in the second sentence of Article 5.3.1 of the Subscription Agreement shall not apply to any of the representations and warranties set out in Clauses 6.1.1, 6.1.2, 6.1.3, 6.1.5, 6.1.6, 6.2, 6.1.4 (as it relates to its charter or any statute, law, rule, regulation, judgment, decree or order applicable to it) and shall apply to Clause 6.1.4. as it relates to agreements or instruments, provided that the limitation applicable thereto shall be US$25,000,000 for such representations and warranties on a stand-alone basis without regard to any other representations and warranties.

6.4.2. The limitation in time set out in Article 5.4 of the Subscription Agreement shall not apply to any of the representations and warranties set out in Clauses 6.1. and 6.2.

6.4.2 The representations and warranties given by the Company in Clause 6.1.4 shall be qualified by reference to the matters contained in each of Schedules 3.3.3(ii), 3.3.3(iii), 3.3.7(i) and 3.3.8(ii) to the Subscription Agreement.”

Section 2.20. Clause 7.5.3 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 7.5.3:

“The covenant not to compete and the warranty of each Shareholder provided for in Clauses 7.5.2 to 7.5.6 shall be binding on such Shareholder for the period (the “Non-Compete Period”) commencing on the date hereof and expiring on the date

(i)	such Shareholder has ceased to be Party to this Agreement; or

(ii)	a Party has declared the rescission of this Agreement under Clause 2.11; or

(iii)	this Agreement has been terminated in accordance with Clause 15.8 with respect to all Parties (Term and Termination).

Notwithstanding the foregoing, if QIA shall have validly exercised its Call Right pursuant to Clause 12.2.1(ix) herein, the Non-Compete Period shall, with respect to the covenant not to compete and the warranty of NYSE Euronext and its Affiliates provided for in Clauses 7.5.2 to 7.5.6, expire on the date that is two (2) years following the purchase of the Call Shares by QIA pursuant to such Call Right.”

Section 2.21. Clause 7.5.6 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 7.5.6:

“In the event that during the Non-Compete Period a Shareholder is offered the opportunity to participate in a Competitive Activity in the MENA Region other than GCC Countries, that Shareholder shall offer the other Shareholder the right to participate in such Competitive Activity together with the offering Shareholder on the same terms as were offered to the offering Shareholder on a 50/50% percent-basis, except where otherwise agreed. If the offer is declined, the offering Shareholder may proceed with the Competitive Activity on its own.”

Section 2.22. Clause 8.1.3 (vii) shall be deleted in its entirety and replaced with the following new Clause 8.1.3 (vii):

“(vii) declaration, recommendation or distribution of dividends, save as in accordance with Clause 5, including the dissolution and distribution of capital / legal reserves of the Company; and”

Section 2.23. In Clause 8.2.5 (ii), the words “eighty percent (80%)” are replaced with the words: “eighty-one percent (81%)”.

Section 2.24. Clause 8.4.7(iv) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 8.4.7(iv):

“(iv) failing the realisation of points (ii) and/or (iii) above, such issues shall no longer, to the fullest extent legally possible, fall within the competence of the Board and instead become the competence of the Shareholders Meeting, so that:

(a)	issues contemplated by Sub-Clause 8.4.7(ii) above shall be passed by a simple majority of the Shareholders Meeting; and

(b)	issues contemplated by Sub-Clause 8.4.7(iii) above shall be passed as a Shareholders Supermajority Issue.”

Section 2.25. The following new Clauses 8.6.3(xiii) and 8.6.3(xiv) are hereby added in Clause 8.6.3:

“(xiii) (a) the termination of the Services Agreement or the IT Services Agreement by the Company for convenience (which will not include terminating at the end of an initial term or subsequent term), or (b) any non-commencement, or termination of an initial work order under the Services Agreement or an initial statement of work under the IT Services Agreement by the Company for convenience, or (c) a mandatory change required by the Company to any such work orders or statements of work which has the effect of materially reducing the charges received by the suppliers under the agreements below the estimated aggregate charges under such work orders and statements of work; and which, in any such case, has not been approved by one of the Engagement Managers (as defined in the Services Agreement) or one of the Representatives (as defined in the IT Services Agreement) appointed by the relevant work order or statement of work.”;

(xiv) any direct or indirect increase of the share capital on the basis of the authorised share capital provided under the Articles of Association of the Company, other than with respect to the Special Investor Transaction in accordance with Clause 9.4.”;

and Clause 8.6.4 first half sentence is hereby deleted in its entirety and replaced with the following new Clause 8.6.4 first half sentence:

“Notwithstanding anything in Clauses 8.1.3 or 8.6.3 to the contrary, except for Clause 8.6.3(xiii) and, for the avoidance of doubt, the approval for the matters set forth in Clause 8.6.3(v) (provided that the foregoing shall not affect any right of the Company under the Technology Agreements or the Services Agreement to modify the services and technology to be provided thereunder) and the exercise of Board Supermajority rights under Clause 4.1.3, determinations with respect to the exercise of any rights of the Company under any NYSE Agreements shall be made by a majority of, as applicable, Shareholders other than NYSE Euronext and its Affiliates, or the members of the Board other than NYSE Nominees; …”

Section 2.26. Clause 8.10 is hereby deleted in its entirety and replaced with the following new Clause 8.10:

“The CEO (or such person or persons as authorized under resolution by the Board, or the chairman of the Board, should he have the power to represent the Company) and other Executive Managers are entitled to take the following measures only with the prior consent of the Board:

(i)	all measures subject to the prior approval of the Board in accordance with this Agreement, mandatory applicable Qatari law and the Charter of the Company, the Schedule of Authorities and/or the Internal Rules;

(ii)	all measures being Board Supermajority Issues or Shareholder Supermajority Issues;

(iii)	the exercise of voting rights in the shareholders meeting of the Subsidiary taking its decision as Supermajority Decision if such issue is at the level of the Company a Shareholders Supermajority Issue;

(iv)	any material transaction outside the normal course of business, or any transaction restricting the Company’s activity (geographically or otherwise) outside the normal course of business.”

Section 2.27. Clause 8.11 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 8.11:

“Notwithstanding anything to the contrary contained in this Agreement, the rights of NYSE Euronext as a Shareholder set out in this Agreement in Clauses 3.22, 3.23, 7.1, 7.4.2, 7.4.3, 7.4.4, 8.1.3, 8.1.4, 8.2.2, 8.2.3, 8.2.5, 8.4.6, 8.4.7, 8.4.8, 8.5.3(a)(ii), 8.5.5, 8.6.2; 8.6.3, 8.9, and 8.10 (the “Minority Protection Rights”) shall cease to apply in the event that: (a) the Percentage Interest of NYSE Euronext shall fall below twenty percent (20%),; (b) NYSE Euronext and its Affiliates otherwise hold a total number of Shares representing an amount that is less than 10% of the issued and outstanding share capital of the Company; (c) NYSE Euronext fails to fully fund a Deferred Instalment within thirty (30) calendar days of such Deferred Instalment becoming due and payable pursuant to the provisions of the Subscription Agreement, provided that, if NYSE Euronext has on one prior occasion failed to fully fund a Deferred Instalment when due, the foregoing clause (c) shall be triggered upon the failure of NYSE Euronext to fully fund a Deferred Instalment within a ten (10) day period of such Deferred Instalment becoming due and payable, and if NYSE Euronext has on two or more prior occasions failed to fully fund a Deferred Instalment, the foregoing clause (c) shall be triggered immediately upon the failure of NYSE Euronext to fully fund a Deferred Instalment; provided that, in the case of (c), “Minority Protection Rights” shall also be deemed to include the rights contained in Clauses 8.4.1, 8.4.4 and 9.1; provided further that, in the case of (c), the Minority Protection Rights shall be re-instated at such time as the Company receives payment from NYSE Euronext in respect of such Deferred Instalment(s) in full. For the avoidance of doubt, the Parties acknowledge and agree that the Minority Protection Rights, the Board appointment rights provided pursuant to Clause 8.4, the Tag-Along Right provided pursuant to Clauses 11.1.9 through 11.1.13 and the Buy-Out Right pursuant to Clause 12.1 are particular to NYSE Euronext and shall not be Transferable by NYSE Euronext to any third party acquiring Shares from NYSE Euronext.”

Section 2.28. Clause 8.12 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 8.12:

“Notwithstanding anything to the contrary contained herein, (a) in accordance with the State of Qatar’s responsibilities to protect its national interests, the Charter of the Company will contain a provision that will provide the State of Qatar, or QIA, or an Affiliate thereof fully owned, directly or indirectly, by QIA or the State of Qatar, which shall be specifically named in the Charter of the Company, with a “Special Share” and (b) the holder of the Special Share shall have the absolute right to approve, disapprove or reverse any decision of the Company (whether in General Assembly or by its Board) relating to any matter which may adversely affect the national interests of the State of Qatar.”

Section 2.29. Clause 9.4 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 9.4:

“Notwithstanding anything in this Agreement to the contrary, QIA shall have the unfettered right, exercisable in its sole discretion, to cause, through a Transfer of Shares by one single action, or through an issuance of shares in the Company, the acquisition by a strategic partner of an amount of Shares representing up to 5% of the share capital of the Company issued and outstanding following the consummation of such acquisition (the “Special Investor Transaction”) and, for the avoidance of doubt, none of (v) the pre-emption rights contained in Clause 9.1, (w) the Minority Protection Rights, (x) restrictions on Transfer (except for the restrictions contained in Clause 11.1.2), (y) Tag Along Rights or (z) other provisions of this Agreement that might otherwise restrict such Special Investor Transaction, shall be applicable to such Special Investor Transaction, provided that, for so long as

NYSE Euronext or one of its Affiliates is a Shareholder, the transferee of such Special Investor Transaction be committed not to resell or transfer its Shares to a competitor of NYSE Euronext (as determined in the reasonable opinion of NYSE Euronext). At the request of QIA, each of the other Parties shall use reasonable efforts to take, or cause to be taken, all actions reasonably necessary to facilitate and consummate the Special Investor Transaction.”

Section 2.30. Clause 11.1.4 first sentence is hereby deleted in its entirety and replaced with the following sentence:

“After the fifth anniversary of Closing, NYSE Euronext and its Affiliates to whom Shares have been Transferred in accordance with the terms hereof, will have the right to sell an amount of Shares such that immediately following such Transfer, NYSE Euronext, together with its Affiliates, holds an amount of Shares representing at least 15% of the outstanding share capital of the Company, at any price to any Bona Fide Third Party, subject to the Right of First Refusal of QIA. …”

Section 2.31. Clause 12.1.1(ii) is hereby deleted in its entirety and replaced with the following new Clause 12.1.1(ii):

“(ii) the Services Agreement is terminated due to a material breach of the Company that is directly and proximately caused by QIA or the QIA Nominees on the Board during the Initial Transformation Period; for the purposes of this Clause 12.1.1(ii), the “Initial Transformation Period” shall mean the period in which the services under the work orders relating to “listing”, “legal/ regulation”, “market operation” and “products” are to be performed; or NYSE Euronext or an Affiliate thereof shall have terminated the Information Technology Service Agreement, the Software Licence or the Software Maintenance Agreement as a result of a material breach of the Company that is directly and proximately caused by QIA or the QIA Nominees on the Board; or the Services Agreement, the Information Technology Service Agreement, the Software Licence or the Software Maintenance Agreement is terminated as a result of an Insolvency Transfer Event (or a similar event relating to insolvency) of the Company or any of its Affiliates; for the purposes of this Clause 12.1.1(ii), “material breach” shall mean:

(a)	in relation to the Services Agreement, a breach which shall have a material impact on the services, treated as a whole, to be provided in the Initial Transformation Period;

(b)	in relation to the Technology Agreements, material breaches relating to

i.	the installation of the UTP Software in accordance with the statement of work “Cash Trading (CT) Technology Phase 1” or

ii.	the Software Licence Agreement or the Software Maintenance Agreement.”

Section 2.32. Clause 12.2.1(i) is hereby deleted in its entirety and replaced with the following new Clause 12.2.1(i):

““(i) NYSE Euronext or any of its Affiliates commits a material breach of this Agreement, or the Services Agreement, the Information Technology Service Agreement, the Software Licence or the Software Maintenance Agreement, or any other contract or agreement in effect from time to time pursuant to which NYSE Euronext or an Affiliate thereof provides services or technology to the Company entered into after the date hereof, which is not remedied within 30 days of the receipt of a written notice from QIA identifying the breach and requiring its remedy; or the Company shall have terminated the Services Agreement, the Information Technology Service Agreement, the Software Licence or the Software Maintenance Agreement, or any other contract or agreement in effect from time to time pursuant to which NYSE Euronext or an Affiliate thereof provides services or technology to the Company entered into after the date hereof, as a result of an Insolvency Transfer Event (or a similar event relating to insolvency) of NYSE Euronext or any of its Affiliates; for the purposes of this Clause 12.2.1(i), “material breach” shall mean:

(c)	in relation to the Services Agreement, a breach which shall have a material impact on the services, treated as a whole, to be provided in the Initial Transformation Period;

(d)	in relation to the Technology Agreements, material breaches relating to

i.	the installation of the UTP Software in accordance with the statement of work “Cash Trading (CT) Technology Phase 1” or

ii.	the Software Licence Agreement or the Software Maintenance Agreement;

in relation to any other such contract or agreement in effect from time to time entered into after the date hereof, a material breach thereunder.”

Section 2.33. The following new Clause 12.2.1(x) is hereby added:

“(x) (a) the Services Agreement is terminated due to a Event of Force Majeure or an Event of Change of Law (as defined in the Services Agreement) by either party if such Event of Force Majeure or the Event of Change of Law occurs during the Initial Transformation Period as defined in Clause 12.1.1 (ii); and

(b) (i) the statement of work “Cash Trading (CT) Technology Phase 1” under the Information Technology Services Agreement is terminated by either Party due to a Event of Force Majeure or an Event of Change of Law (as defined in Information Technology Services Agreement), or

(ii) the Software Licence Agreement or the Software Maintenance Agreement is terminated by either Party due to a Event of Force Majeure or an Event of Change of Law (as defined in the Software Licence Agreement or the Software Maintenance Agreement) provided that if, with respect to the Software Maintenance Agreement, NYSE Euronext offered to the Company promptly a commercially viable alternative (i.e. materially similar regarding overall costs and terms, providing a third party maintainer), the Company has not unreasonably failed to accept such offer;

in all cases provided that the Parties have escalated the issue to the escalation procedure according to Clause 16.2 (first four sentences).”

Section 2.34. Clause 12.1.1(iii) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.1.1(iii):

“(iii) QIA or QH takes any action following the Closing that causes an extraterritorial application of Qatari Securities Law to NYSE Euronext or its Subsidiaries, excluding effects arising out of the matters contemplated by this Agreement, the Services Agreement and the Technology Agreements as in place at the Effective Date and as such matters may be changed or supplemented as agreed to by the parties thereto, and effects arising from any other activities of NYSE Euronext and its Subsidiaries in or with regard to Qatar or QIA or QH, and such application of Qatari Securities Law is significantly adverse to NYSE Euronext or its Subsidiaries; provided that, prior to exercising its Buy-Out Right in such an event, NYSE Euronext may request that QIA or QH take reasonable efforts to cure such significantly adverse extraterritorial application of Qatari Securities Law and if such cure is effected within a reasonable time period, as contained in such request, the Buy-Out Right in respect of such action shall no longer be exercisable; provided, further, for the avoidance of doubt, that prior to the exercise of the Buy-Out Right under this Clause 12.1.1(iii) or the requirement to cure set forth in preceding provisos, the Parties shall, to the extent practicable or for so long as such significantly adverse effect has not arisen, work together under the first four sentences of Clause 16.2 to take such actions as would prevent, mitigate or eliminate such significantly adverse extraterritorial application of Qatari Securities Law; and provided, further, that during the periods involved in carrying out the foregoing provisos the period for the exercise of such Buy-Out Right shall be tolled;”

Section 2.35. Clause 12.1.1(vii) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.1.1(vii):

“(vii) the State of Qatar or an Affiliate of the State of Qatar which is holder of the Special Share in accordance with its Charter, as applicable, has exercised its rights with regards to the Special Share pursuant to Clause 8.12.”

Section 2.36. The following new Clause 12.1.1(viii) is hereby added:

“(viii) NYSE Euronext has exercised a Derivatives Buy-Out Right in accordance with the provisions of Clause 4.1.3(b)(ii).”

Section 2.37. The following new Clause 12.1.1(ix) is hereby added:

“(ix) (a) the Services Agreement is terminated due to an Event of Force Majeure or an Event of Change of Law (as defined in the Services Agreement) by either party if such Event of Force Majeure or the Event of Change of Law occurs during the Initial Transformation Period as defined in Clause 12.1.1 (ii); and

(b) (i) the statement of work “Cash Trading (CT) Technology Phase 1” under the Information Technology Services Agreement is terminated by either Party due to an Event of Force Majeure or an Event of Change of Law (as defined in Information Technology Services Agreement) such Buy-Out right; or

(ii) the Software Licence Agreement or the Software Maintenance Agreement is terminated by either Party due to an Event of Force Majeure or an Event of Change of Law (as defined in the Software Licence Agreement or the Software Maintenance Agreement);

in all cases provided that the Parties have escalated the issue to the escalation procedure according to Clause 16.2 (first four sentences); and provided further that such Buy-Out Right may not be exercised prior to the end of 18 months following the occurrence of an Event of Force Majeure or an Event of Change of Law.”

Section 2.38. The first sentence of Clause 12.1.2 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new first sentence of Clause 12.1.2:

“The Buy-Out Right shall be exercised only by NYSE Euronext giving QIA a written notice (the “Buy-Out Right Exercise Notice”) delivered within three (3) months of the occurrence of the event giving rise to the Buy-Out Right (other than with respect to (a) any Buy-Out Right exercisable pursuant Clause 12.1.1(viii), in which case a Buy-Out Right Exercise Notice must be delivered within ten (15) calendar days of the occurrence of the event giving rise to the Buy-Out Right.”

Section 2.39. Clause 12.1.5 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.1.5:

“The consideration payable on exercise of the Buy-Out Right shall be satisfied in cash at the Buy-Out Right Completion Date, and shall be calculated (i) in accordance with one hundred and twenty-five percent (125%) of the Fair Market Value of the Shares in the event the Buy-Out Right is exercised pursuant to Clauses 12.1.1 (i) or (ii); (ii) in accordance with one hundred percent (100%) of the Fair Market Value of the Shares in the event the Buy-Out Right is exercised pursuant to Clauses 12.1.1 (iii), (iv), (v), (vi), (vii) or (ix); (iii) in accordance with one hundred percent (100%) of the amount equal to (x) the Closing Instalment (as such term is defined in the Subscription Agreement) plus (y) the aggregate amount of the Deferred Instalments paid by NYSE Euronext at such time in the event the Buy-Out Right is exercised pursuant to Clauses 12.1.1(viii);”

Section 2.40. Clause 12.2.1(ii) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.2.1(ii):

“(ii) NYSE Euronext or any of its Subsidiaries or Affiliates takes any action following the Closing involving NYSE Euronext, the Subsidiary holding the interest in the Company or any direct or indirect Subsidiary or Affiliate of NYSE Euronext subject to Non-Qatari Securities Law, which action would cause a significantly adverse extraterritorial application of Non-Qatari Securities Law to QIA, QH or the Company or any of their respective Subsidiaries or any companies listed or traded on the Cash Equities Market or any firms which are members of or have trading privileges on the Cash Equities Market or on the Derivatives Market (in the case of such companies and firms, with regard to or arising out of their activities or listing in Qatar); provided that QIA prior to exercising its Call Right in such an event may request that NYSE Euronext or its Subsidiary holding the interest in the

Company take reasonable efforts to cure such significantly adverse extraterritorial application of Non-Qatari Securities Law and if such cure is effected within a reasonable time period contained in such request the Call Right in respect of such action shall no longer be in effect; provided, further, for the avoidance of doubt, that prior to the exercise of the Call Right under this Clause 12.2.1(ii) or the requirement to cure set forth in the preceding provisos, the Parties shall, to the extent practicable or for so long as such significantly adverse effect has not arisen, work together under the first four sentences of Clause 16.2 to take such actions as would prevent, mitigate or eliminate such significantly adverse extraterritorial application of Non-Qatari Securities Law; and provided, further, that during the periods involved in carrying out the foregoing provisos the period for the exercise of such Call Right shall be tolled;”

Section 2.41. Clause 12.2.1(vi) of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.2.1(vi):

“NYSE Euronext holds a Percentage Interest of less than twenty percent (20)% (unless such Percentage Interest falls below twenty percent (20)% solely as a result of the exercise by QIA of its Drag Along Right provided for in Clause 11.2 but in any case if such Percentage Interest falls below fifteen percent (15)% or NYSE Euronext, together with any of its Affiliates who are permitted Transferees hereunder, otherwise holds an amount of Shares representing less than ten percent (10)% of the outstanding share capital of the Company; or

Section 2.42. The following new Clause 12.2.1(ix) is hereby added:

“(ix) NYSE Euronext fails to fully fund a Deferred Instalment within thirty (30) calendar days of such Deferred Instalment becoming due and payable pursuant to the provisions of the Subscription Agreement, provided that, if NYSE Euronext has on one prior occasion failed to fully fund a Deferred Instalment when due, the Call Right pursuant to this Clause 12.2.1(ix) shall be triggered upon the failure of NYSE Euronext to fully fund a Deferred Instalment within a ten (10) day period of such Deferred Instalment becoming due and payable, and if NYSE Euronext has on two or more prior occasions failed to fully fund a Deferred Instalment, the Call Right pursuant to this Clause 12.2.1(ix) shall be triggered immediately upon the failure of NYSE Euronext to fully fund a Deferred Instalment.”

Section 2.43. Clause 12.2.2 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.2.2:

“The Call Right shall be exercised only by QIA giving NYSE Euronext a written notice (“Call Right Exercise Notice”) delivered, (a) if such Call Right is exercised pursuant to Clauses 12.2.1(i) - 12.2.1(viii) or Clause 12.2.1(x), within three (3) months of the occurrence of the event giving rise to the Call Right, or (b) if such Call Right is exercised pursuant to Clauses 12.2.1(ix), until such time as NYSE Euronext or its Subsidiary holding the interest in QSM has fully funded such Deferred Instalment, which Call Right Exercise Notice shall in all cases include:

(i) the date on which the notice is given;

(v)	(ii) a statement to the effect that QIA is exercising the Call Right, including a reference to the specific clause in Clause 12.2.1 pursuant to which the Call Right is being exercised; and

(vi)	(iii) a date, which is no less than forty-five (45) Calendar Days after the date of the notice, on which the consummation of the Call Right (the “Call Right Completion Date”) is to take place.”

Section 2.44. Clause 12.2.5 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.2.5:

“The consideration payable on exercise of the Call Right shall be satisfied in cash at the Call Right Completion Date, and shall be calculated in accordance with (i) seventy five percent (75%) of the Fair Market Value of the Call Shares in the event the Call Right is exercised pursuant to Clauses 12.2.1(i) plus, in case the Company has exercised a UTP or Safety Clawback as defined in the Technology Agreements, the underling cause of which is the Call Right being exercisable, the amount paid to the Company in connection with such Clawback and 12.2.1(iii), (ii) one hundred percent (100%) of the Fair Market Value of the shares in the event the Call Right is exercised pursuant to Clauses 12.2.1 (ii), (iv), (v), (vi), (vii) or (viii); (iii) seventy five percent (75%) of the lesser of the cost or the Fair Market Value of the Call Shares in the event the Call Right is exercised pursuant to Clause 12.2.1(ix), with the Fair Market Value to be determined in accordance with Clause 12.3 and the cost of the Call Shares shall be determined based on the aggregate amount paid by NYSE Euronext to QSM for such Call Shares as of the time of the exercise of such Call Right.” .”

Section 2.45. Clause 12.3.1 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 12.3.1:

“For purposes of this Agreement, Fair Market Value shall be determined in accordance with the procedures set forth in this Clause 12.3, in each case, (i) taking into consideration both the historical and prospective performance of the business of the Company, (ii) assuming the existence of both a willing buyer and a willing seller, (iii) utilizing traditionally accepted valuation techniques, (iv) excluding any premium for control or lack thereof, (v) where applicable, taking into consideration the impact of any breach or other event giving rise to the need for the valuation and (vi) to the extent that at the time of such valuation there are any outstanding or pending claims for indemnification pursuant to the Subscription Agreement, taking into consideration any diminution in value relating to the matters underlying such claims.”

Section 2.46. The following new Clause 16.5 is hereby added:

“The Parties hereby agree that neither Party will have any right of setoff against any amounts due and payable pursuant to this Agreement with respect to any amounts owed or owing pursuant to the Subscription Agreement, other than as set forth in Articles 2.6.2 and 6.11 of the Subscription Agreement.”

Section 2.47. Clause 11.1.1 of the Shareholders Agreement is hereby deleted in its entirety and replaced with the following new Clause 11.1.1:

“No Shareholder shall Transfer any of its Shares unless (a) (except in the case of a Transfer to the general public pursuant to or following an IPO or the sale via a cash equities exchange) the Transferee of such Shares shall have first agreed in writing to be bound by and become a Party to this Agreement, (b) such Transfer would not have an adverse regulatory effect or tax consequence on the Company or any Shareholder (including any effect that would subject QIA or the Company to regulation by any governmental authority of any jurisdiction in which NYSE Euronext operates other than the State of Qatar or subject NYSE Euronext to regulation by the State of Qatar other than by virtue of the arrangements provided herein and in the Subscription Agreement, the Services Agreement and the Technology Agreement) and (c) such Transfer is in compliance with applicable laws relating to the sale and resale of securities. In the event of any permitted Transfer of Shares pursuant to this Agreement to an Affiliate of a Shareholder, such Affiliate shall have the rights the Transferring Shareholder held hereunder with respect to the Shares Transferred immediately prior to the consummation of such Transfer for so long as such Affiliate holds such Shares and remains an Affiliate of either QIA or NYSE Euronext (as applicable).”

ARTICLE III

MISCELLANEOUS

Section 3.1. Clause 16.1 of the Shareholders Agreement is incorporated herein, with all references to the Shareholders Agreement instead referring to this Amendment.

Section 3.2. Each of the parties hereto hereby acknowledges and agrees that the Shareholders Agreement is or has also been validly amended pursuant to Clause 15.3 therein by the following agreements: (i) the letter by and between QIA and NYSE Euronext concerning the Closing pursuant to the Shareholders Agreement, dated as of December 30, 2008, (ii) the letter by and between QIA and NYSE Euronext concerning the Closing pursuant to the Shareholders Agreement, dated as of January 28, 2009, (iii) the letter by and between QIA and NYSE Euronext concerning the Closing pursuant to the Shareholders Agreement, dated as of April 14, 2009, (iv) the Deed of Adherence by and among QIA, NYSE Euronext, Euronext N.V., a company organized under the laws of the Netherlands (“Euronext N.V.”) and Qatar Exchange Company (Q.S.C.) (the “Company”), dated as of the date hereof, and (v) the Joinder Agreement by and among QIA, NYSE Euronext, Euronext N.V. and the Company, dated as of the date hereof.

Section 3.3. Each of the parties hereto hereby represents and warrants as follows: (i) each such party has all requisite power and authority to enter into this Amendment and to carry out its obligations hereunder; (ii) this Amendment has been duly executed by each such party, and constitutes a valid and binding obligation enforceable against each such party in accordance with its terms; and (iii) each such party has received a copy of the Shareholders Agreement and any and all other information and materials that each such party deems reasonably necessary or appropriate to enable it to make an informed decision concerning the transactions contemplated by the Shareholders Agreement.

Section 3.4. This Amendment may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

Section 3.5. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, permitted successors and permitted assigns.

Section 3.6. No modification, amendment, extension, discharge, termination or waiver of any provision of this Amendment shall in any event be effective unless the same shall be in a writing signed by the Party or Parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given.

Section 3.7. As amended by this Amendment, all terms, covenants and provisions of the Shareholders Agreement are ratified and confirmed and shall be and remain in full force and effect as first written.

Section 3.8. This Amendment contains the entire agreement of the Parties hereto in respect of the transactions contemplated hereby, and all prior agreements among or between such Parties, whether oral or written, with respect to the subject matter hereof, are superseded by the terms of this Amendment.

[Remainder of Page Intentionally Left Blank – Signatures Follow]

IN WITNESS WHEREOF, this Amendment has been signed by each of the following on the date first above written.

NYSE EURONEXT

By:	/s/ Duncan L. Niederauer
Name:	Duncan L. Niederauer
Title:	Chief Executive Officer

By:	/s/ Jean-François Théodore
Name:	Jean-François Théodore
Title:	Deputy Chief Executive Officer

QATAR INVESTMENT AUTHORITY

By:	/s/ Dr. Hussain Al-Abdulla
Name:	Dr. Hussain Al-Abdulla
Title:	Executive Director of the Qatar Investment Authority